United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2024

CADRE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40698	38-3873146
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

13386 International Pkwy
Jacksonville, Florida	32218
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 741-5400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001	CDRE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 16, 2024, Cadre Holdings, Inc. (the “Company”) and Safariland, LLC (the “Purchaser” or the “Borrower”), a wholly owned subsidiary of the Company, entered into a Unit Purchase Agreement, by and among Alpha Safety Holdings, LLC (the “Seller”) and Alpha Safety Intermediate, LLC (the “Target”), pursuant to which the Seller agreed to sell all of the issued and outstanding units of the Target to the Purchaser (the “Alpha Acquisition”).

Contemporaneous with the closing of the Alpha Acquisition on March 1, 2024 (the “Closing Date”), the Borrower, as borrower, entered into that certain Incremental Facility Amendment to Credit Agreement and Guaranty Joinder (the “Incremental Facility Amendment”), with the Company, as a Guarantor together with the other Guarantors party thereto, the Lenders party thereto, and PNC Bank, National Association, as Administrative Agent and Swingline Loan Lender, which amends that certain Credit Agreement, dated as of July 23, 2021, by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and PNC Bank, National Association, as Administrative Agent, Swingline Loan Lender and an Issuing Lender (as amended by the Incremental Facility Amendment and as otherwise amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”).

On the Closing Date, (a) Lenders made an Incremental Term Loan to the Borrower in the amount of $80 million pursuant to the Incremental Facility Amendment, and (b) each of the new subsidiaries of the Company acquired in connection with the Alpha Acquisition became a party to each of the Credit Agreement and the Incremental Facility Amendment, as well as a “Guarantor” for all purposes of the Credit Agreement and the Incremental Facility Amendment, respectively, in accordance with the Incremental Facility Amendment.

The interest rate applicable to the Incremental Term Loan is consistent with the existing term loans: at the Company’s option, either (a) a base rate plus an applicable margin between 0.50% and 1.50% or (b) a Term SOFR rate, plus a SOFR adjustment equal to 0.10%, plus an applicable margin equal to 1.50% to 2.50%, in each case based on the Company’s consolidated total net leverage ratio. The Incremental Term Loan will amortize in equal quarterly payments of principal, in an annual amount equal to 5.0% of the initial principal amount of the Incremental Term Loan, which is consistent with the amortization schedule of the existing term loans. Furthermore, consistent with the maturity date of the existing term loans, the Incremental Term Loan matures on July 23, 2026.

All other material terms of the Credit Agreement, as amended, will remain unchanged.

The foregoing description of the Incremental Facility Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Incremental Facility Amendment, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description
10.1	Incremental Facility Amendment to Credit Agreement and Guaranty Joinder, dated as of March 1, 2024, by and among Safariland, LLC, the New Subsidiaries party thereto, the other Guarantors party thereto, the Lenders party thereto, and PNC Bank, National Association, as Administrative Agent, Swingline Loan Lender and an Issuing Lender.
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 6, 2024

CADRE HOLDINGS, INC.

By:	/s/ Blaine Browers
	Name:	Blaine Browers
	Title:	Chief Financial Officer